Exhibit 3.131

ARTICLES OF ORGANIZATION OF	FILED in the Office of the
WHEELER HEALTHCARE ASSOCIATES, L.L.C.	Secretary of State of Texas

JUN 16 1995

CORPORATIONS SECTION

ARTICLE ONE

The name of the limited liability company is: WHEELER HEALTHCARE ASSOCIATES, L.L.C.

ARTICLE TWO

The period of duration of the company shall be perpetual or until the termination of the company in accordance with regulations of the company.

ARTICLE THREE

The purpose for which the company is organized is the transaction of any and all lawful business for which limited liability companies may be organized under the Texas Liability Company Act.

ARTICLE FOUR

The registered agent of the limited liability company is C T Corporation System and the address of its registered office in the State is c/o C T Corporation System, 350 N. St. Paul Street, Dallas, Texas 75201.

ARTICLE FIVE

The name and address of the manager is as follows:

Name	Address
Zev Karkomi	Suite 1901
2 North LaSalle Street
Chicago, Illinois 60602

ARTICLE SIX

The name and address of the organizer is as follows:

Name	Address
Alan O. Amos	Suite 5200
3 First National Plaza
Chicago, Illinois 60602

IN WITNESS WHEREOF, I have hereunto set my hand this 16th day of June, 1995.

/s/ Alan O. Amos